Exhibit 99

TO BUSINESS EDITOR:

Bush Industries Reports First Quarter Results

      JAMESTOWN, N.Y., May 8 /PRNewswire-FirstCall/ -- Bush Industries, Inc. (NYSE: BSH), a diversified global furniture manufacturer and leading supplier of surface technologies, released its first quarter financial results for the period ended March 29, 2003.

      Net sales for the first quarter decreased approximately 15 percent to $74.9 million compared with $88.3 million in last year's first quarter. The Company reported a net loss of ($13.1) million, or ($0.95) per diluted share, compared with a net loss of ($1.3) million, or ($0.09) per diluted share in the same quarter for the previous year. The 2003 results include a charge of approximately $10.3 million net of income taxes ($15.4 million pre-tax), or ($.75) per diluted share, which was taken as part of our cost reduction initiative to adjust Bush Furniture North America's capacity and lower overall ongoing operating costs in all divisions. The 2002 results include a charge for the cumulative effect of accounting change of approximately ($2.4) million or ($0.17) per diluted share for the impairment of goodwill attributed to the Company's German operations.

      Also in the first quarter, we experienced a less favorable product mix and a smaller than anticipated tax benefit. As a result, we believe that our 2003 estimated effective tax rate should be approximately 33%. This reflects the impact of the above initiative, the Company's financial results and an estimated reduction in state tax rates.

      Long-term debt increased $11.6 million in the first quarter, to $111.8 million compared to $100.2 million as of December 28, 2002. This increase was primarily due to foreign exchange rate movements, expenses related to our cost reduction initiative, and the funding of the Company's first quarter loss. The increase in debt was offset by an increase in the Company's cash balances during the quarter from $2.7 million to $4.5 million.

      "Consolidated net sales for the first quarter were on the lower side of our previous guidance due to the continued economic and geopolitical uncertainties. Net sales in our North American Furniture Division were below expectations," commented Paul Bush, Chairman and Chief Executive Officer of Bush Industries.

      "We are committed to our cost reduction initiative in order to lower our overall operating costs. Additionally, we remain just as committed to the growth initiatives that will drive the business in each of our markets as we move forward. The first phase of our cost reductions included the shut-down of our St. Paul, VA manufacturing facility, personnel cost reductions across the Company, and the write down of inventory that eliminated unprofitable product lines. Additionally, to further streamline the Company, we announced the realignment of our business into three operating divisions: Bush Furniture North America, Bush Furniture Europe and Bush Technologies," Paul Bush continued.

      The next phase of our plan will transition our Erie, PA manufacturing complex to support our North America Furniture's commercial office products and home furnishings case-goods products. Also during the second quarter, the Company's Jamestown, NY factories will be dedicated to supporting the Division's RTA products.

      Select highlights by division that support our growth initiative are as follows:

      * Bush Furniture North America (BF) --

      1) At the recent High Point Show, we gained further momentum from our diversification strategy of entering the casegoods home furnishings market under the brand name Eric Morgan. Existing product and new expanded product offerings were enthusiastically received, and additional retail floor placements were achieved. Additionally, new electronic products to support the new flat screen televisions were introduced and were well received by major retailers. As a point of caution, sales with the electronic superstores continues to be soft in the second quarter.
      2) An office superstore announced a major commercial office initiative supported by our products. Also, during the second quarter, we launched a promotional line of product offerings with this office superstore customer which achieved initial favorable results.
      3) During the quarter, we launched a major new commercial office product line, "Techno", which has a European design look and is ergonomically friendly. The focus of this line is the commercial office market.

     * Bush Furniture Europe (BFE) --

       The European economy remains soft, but our continued gains in the European office superstores and from our previously announced new floor placement program are partially offsetting the slow economic conditions, especially in Germany. BFE has been appointed "category manager" in one of its global office superstore partners for Germany and continues to achieve additional floor placements in this distribution channel for the second half of the year. While we anticipate that second quarter sales levels will allow us to reach the breakeven income level, we feel that the effects of the lingering soft economy in Europe will continue to offset our cost savings and restructuring programs for the balance of 2003.

     * Bush Technologies (BT) --

       1) We have improved our "Resin to Retail" initiative by adding Just-in-Time Fashion which emphasizes our core competencies of Design-Technology-Merchandising. This combination makes us more responsive to our customers by compressing time limitations between the inception of product development to actual shipment of the product. Additionally, a major cell phone manufacturer utilized our Just-in-Time fashion process by featuring one of their products with our process as part of the 2003 NFL Draft Day gift package.
       2) In the second half of 2003, we anticipate realizing the benefits of our current efforts to diversify our overall product mix and customer base by expanding our franchise in the decoration of sporting goods and firearms.

      Guidance for Remainder of 2003

      The Company currently expects sales in the second quarter to be approximately five to 10 percent lower than last year's second quarter sales of $78.9 million and anticipates a fully diluted EPS of loss of ($0.05) to ($0.10) which includes approximately ($0.05) per diluted share of expenses connected with our cost reduction initiative. The second quarter improvement in EPS versus the first quarter of 2003 will be mainly due to the impact of the cost-cutting initiatives taken by the Company. At this time, Bush still expects to show improvement over 2002 profit results for the full-year 2003, excluding any charges relating to our cost reduction initiative and the costs incurred to adjust North America Furniture's capacity.

      "During the second quarter, we are continuing the implementation of our cost reduction and growth initiatives. As part of these initiatives, we anticipate incurring further costs during the quarter of approximately $1.0 million pre-tax, primarily for severance and ongoing costs connected with our St. Paul, VA facility," Mr. Bush concluded.

      Conference Call

      The Company will host a conference call with management on Friday, May 9, 2003 at 8:30 a.m. ET to discuss first quarter results. Those who wish to participate on the conference call may do so by calling the toll-free number
(888) 391-3141 approximately 15 minutes prior to the 8:30 a.m. ET starting time. A replay of the call in its entirety will be available by telephone for seven days following completion of the live call, at (888) 568-0403. The password for the live call and the replay is 2874 and the leader's name is Don Hauck.

      The conference call will also be webcast simultaneously over the Internet through Investor Broadcast Network's Vcall web site, which can be accessed at www.vcall.com, and will be rebroadcast by Vcall through Friday, May 16, 2003.

      Additional financial and/or statistical information can be accessed at our web site, www.bushindustries.com listed under the "About Us - Press Release" section.

      Bush Industries, Inc. is a leading global manufacturer of ready-to-assemble furniture, casegoods furniture, and a supplier of surface technologies. The Company operates its business in three segments: Bush Furniture North America, which concentrates on furniture for the commercial office, home office, home entertainment, bedroom and other home furnishings distributed by leading retailers; Bush Furniture Europe, which sells commercial, home office and other furnishings in the European market; and Bush Technologies, which is focused on the cell phone accessories after-market, as well as the utilization of surface technologies in diverse applications such as automotive interiors, cosmetics, sporting goods and consumer electronics. Bush operates several manufacturing and warehouse facilities throughout North America and Europe.


     BUSH INDUSTRIES, INC. AND SUBSIDIARIES

     Financial Highlights (Unaudited)

     The following data sets forth certain unaudited condensed consolidated statement of operations information for the three month periods as indicated:

                                                     For the 13 Weeks Ended
                                                     ----------------------
                                                     3/29/03        3/30/02
                                                     -------        -------

    Net Sales                                        $74,862        $88,332

    Costs and Expenses:
      Cost of Sales                                   65,292         63,675
      Selling, General and Administrative             19,427         21,094
      Interest Expense                                 1,763          1,725
      Restructuring Cost                               7,953             --
                                                    --------         ------
                                                      94,435         86,494

    (Loss) Earnings Before Income Taxes              (19,573)         1,838

    Income Taxes - Benefit (Expense)                   6,437           (745)
                                                    --------         ------

    (Loss) Earnings Before Cumulative Effect
      of Accounting Change                           (13,136)         1,093

    Cumulative Effect of Accounting Change                --         (2,398)
                                                    --------         ------

    Net Loss                                        $(13,136)       ($1,305)
                                                    ========         ======

    Basic (Loss) Earnings Per Share:
      Before Cumulative Effect of Accounting
        Change                                         ($.95)          $.08
      Cumulative Effect of Accounting Change              --           (.17)
                                                    --------         ------
      Net Loss                                         ($.95)         ($.09)
                                                    ========         ======

    Diluted (Loss) Earnings Per Share:
      Before Cumulative Effect of Accounting Change   ($0.95)         $0.08
      Cumulative Effect of Accounting Change            0.00          (0.17)
                                                    --------         ------
      Net Loss                                         ($.95)         ($.09)
                                                    ========         ======

    Weighted Average Shares Outstanding
      Basic                                       13,830,000     13,777,000
      Diluted                                     13,830,000     14,081,000


     Other Sales and Earnings Information (In Thousands):

                                                   For the Three Months Ended
                                                   --------------------------
                                                     3/29/03        3/30/02
                                                     -------        -------

    Net Sales From External Customers:
      Bush Furniture North America                   $55,110        $69,671
      Bush Furniture Europe                           15,203         13,976
      Bush Technologies                                4,549          4,685
                                                    --------         ------
    Consolidated Net Sales                           $74,862        $88,332

    Segment (Loss) Earnings Before Income Taxes
      and Cumulative Effect of Accounting Change:
      Bush Furniture North America                   ($2,264)        $2,647
      Bush Furniture Europe                             (755)          (499)
     Bush Technologies                                (1,145)          (310)
                                                    --------         ------
                                                      (4,164)         1,838

    Inventory Write Down Charge                       (7,456)            --
    Restructuring                                     (7,953)            --
                                                    --------         ------
    Consolidated (Loss) Earnings Before Income Taxes
      and Cumulative Effect of Accounting Change    ($19,573)        $1,838
                                                    ========         ======


     Certain Consolidated Balance Sheet Data (In Thousands):
     -------------------------------------------------------

                                                     3/29/03       12/28/02
                                                     -------       --------

    Cash and Cash Equivalents                          4,492          2,729
    Trade Receivables                                 15,197         16,544
    Inventories                                       52,637         56,204
    Total Current Assets                              82,079         86,145
    Property, Plant & Equipment (Net)                192,357        196,922
    Total Assets                                     302,422        310,105

    Current Liabilities                               52,176         51,344
    Long-Term Debt                                   111,770        100,223
    Total Liabilities                                180,390        174,020
    Stockholders' Equity                             122,032        136,085
    Total Liabilities and Stockholders' Equity       302,422        310,105


     Other Key Financial Data (In Thousands):
     ----------------------------------------

                                   For the Three Months Ended    For Full
                                   --------------------------   Year Ending
                                    3/29/03         3/30/02      12/28/02
                                    -------         -------      --------

    Depreciation and Amortization     4,793           4,950        20,053
    Capital Expenditures                707           1,636         5,533


      Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to differ materially from forecasted results. Forward-looking statements include statements regarding the intent, belief, projected or current expectations of the Company or its Officers (including statements preceded by, followed by or including forward-looking terminology such as "may," "will," "should," "believe," "expect," "anticipate," "estimate," "continue" or similar expressions or comparable terminology), with respect to various matters. The Company cannot guarantee future results, levels of activity, performance or achievements. Factors that could cause or contribute to such differences include, but are not limited to, economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services and prices, and other factors discussed in the Company's filings with the Securities and Exchange Commission (the "SEC"). Copies of the Company's SEC filings are available from the SEC or may be obtained upon request from the Company. The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.